EXHIBIT 23

                       Independent Auditors' Report



  The Board of Directors and Shareholders of
  Wells-Gardner Electronics Corporation:

  Under date of January 27, 2000, we reported on the balance sheets of Wells-Gardner Electronics Corporation (Company) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which are included in the 1999 annual report to shareholders. These financial statements and our report thereon are incorporated by reference in the December 31, 1999 annual report on Form 10-K. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


  Chicago, Illinois
  January 27, 2000